EXHIBIT (b)(1)

DEUTSCHE BANK AG NEW YORK	BANK OF AMERICA, N.A.
BRANCH	BANC OF AMERICA SECURITIES LLC
DEUTSCHE BANK AG CAYMAN ISLANDS	BANC OF AMERICA BRIDGE LLC
BRANCH	9 WEST 57TH STREET
DEUTSCHE BANK SECURITIES INC.	NEW YORK, NEW YORK 10019
60 WALL STREET
NEW YORK, NEW YORK 10005
CONFIDENTIAL
November 5, 2006
Kangaroo Acquisition, Inc.
c/o Bain Capital Partners, LLC
111 Huntington Avenue
Boston, MA 02199
Attention: Andrew Balson, Managing Director
c/o Catterton Partners
599 West Putnam Avenue
Greenwich, CT 06830
Attention: Michael Chu, Managing Partner
Project Tampa
Commitment Letter
Ladies and Gentlemen:
          You have advised each of Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank AG Cayman Islands Branch (“DBCI”), Deutsche Bank Securities Inc. (“DBSI” and, together with DBNY and DBCI, “DB”), Bank of America, N.A. (“Bank of America”), Banc of America Bridge LLC (“Banc of America Bridge”), and Banc of America Securities LLC (“BAS” and, together with Bank of America and Banc of America Bridge, “BofA” and BofA, together with DB, “we”, “us” or the “Commitment Parties”) that Bain Capital Partners, LLC and its affiliates (collectively, “Bain”) and Catterton Partners and its affiliates (collectively, “Catterton” and, together with Bain, the “Sponsors”) intend to acquire the entity previously identified to us as “Tampa” (the “Company”). You have further advised us that, in connection with the foregoing, you intend the other Transactions described in the transaction description attached hereto as Exhibit A (the “Transaction Description”) to be consummated. Capitalized terms used but not defined herein have the meanings assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Senior Secured Facilities Term Sheet”), the Summary of Principal Terms and Conditions attached hereto as Exhibit C (the “Senior Bridge Facility Term Sheet”), the Summary of Principal Terms and Conditions attached hereto as Exhibit D (the “Unsecured Real Estate Bridge Facility Term Sheet”), the Summary of Principal Terms and Conditions attached hereto as

Exhibit E (the “PropCo Real Estate Bridge Facility Term Sheet”) and the Summary of Additional Conditions Precedent attached hereto as Exhibit F (the “Additional Conditions Precedent Term Sheet” and, together with the Transaction Description, the Senior Secured Facilities Term Sheet, the Senior Bridge Facility Term Sheet, the Unsecured Real Estate Bridge Facility Term Sheet and the PropCo Real Estate Bridge Facility Term Sheet, the “Term Sheets”).
          In connection with the Transactions, each of (a) DBNY and Bank of America (in such capacity, the “Initial Senior Secured Lenders”) is pleased to advise you of its commitment to severally provide 50% and 50%, respectively, of the entire aggregate principal amount of each of the Senior Secured Facilities and (b) each of DBCI and Banc of America Bridge (in such capacity, the “Initial Bridge Lenders” and, together with the Initial Senior Secured Lenders, the “Initial Lenders”) is pleased to advise you of its commitment to severally provide 50% and 50%, respectively, of the entire aggregate principal amount of each of the Bridge Facilities, in each case upon the terms and subject to the conditions expressly set forth or referred to in this Commitment Letter and in the Term Sheets.
          You hereby appoint (a) in respect of the Senior Secured Facilities, DBSI and BAS to act, and DBSI and BAS (in such capacities, the “Senior Secured Lead Arrangers”) agree to act, as joint lead arrangers and co-bookrunners, in each case on the terms and subject to the conditions expressly set forth or referred to in this Commitment Letter and in the applicable Term Sheets; (b) in respect of the Senior Bridge Facility and the Unsecured Real Estate Bridge Facility, DBSI and BAS to act, and DBSI and BAS (in such capacities, the “Senior Bridge Lead Arrangers”) agree to act, as joint lead arrangers and joint book running managers, in each case on the terms and subject to the conditions expressly set forth or referred to in this Commitment Letter and in the applicable Term Sheets; and (c) in respect of the PropCo Real Estate Bridge Facility, DBSI and BAS to act, and DBSI and BAS (in such capacities, the “Real Estate Bridge Lead Arrangers” and, together with the Senior Secured Lead Arrangers and the Senior Bridge Lead Arrangers, the “Lead Arrangers”) agree to act, as joint lead arrangers and joint book running managers, in each case on the terms and subject to the conditions expressly set forth or referred to in this Commitment Letter and in the applicable Term Sheets. The administrative agents, collateral agents (to the extent applicable) and the syndication agents for each of the Facilities shall be DB and/or BofA as mutually agreed upon by you and us. It is understood and agreed that, except as provided below, no other agents, co-agents, arrangers, co-arrangers, bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by the Term Sheets and the Fee Letter referred to below) will be paid in connection with the Facilities unless you and we shall so agree. Notwithstanding the foregoing, it is understood and agreed that you may appoint up to one additional “co-syndication agent” and two additional “co-documentation agents” with respect to the Senior Secured Facilities and up to one additional “co-syndication agents” and two additional “co-documentation agents” with respect to the Bridge Facilities in each case reasonably acceptable to the Lead Arrangers (any of the foregoing, a “Co-Agent”); provided, that (A) in connection with any such appointment, such Co-Agent (collectively, the “Additional Commitment Parties”) or one or more of their respective affiliates shall have assumed, on a several and not joint basis, a portion of the commitment of the respective Commitment Parties hereunder in respect of each of the Facilities with respect to which it shall act in its appointed capacities and all economics in respect of each of the Facilities shall be as determined by the Lead Arrangers in consultation with the Borrower and (B) as a result of such appointments, no

Additional Commitment Party, together with its affiliates, shall have a greater commitment in respect of any of the Facilities than the commitment of DBNY and Bank of America (in the case of the Senior Secured Facilities) and DBCI and Banc of America Bridge (in the case of the Bridge Facilities).
          Each of the Initial Lenders reserves the right, prior to or after the execution of definitive documentation (to be consistent with the applicable Term Sheets) for any of the Facilities (the “Facilities Documentation”), to syndicate all or a portion of its commitment hereunder to one or more financial institutions reasonably acceptable to you that will become parties to the Facilities Documentation pursuant to syndications to be managed by the Lead Arrangers in consultation with you (the financial institutions becoming parties to the Facilities Documentation, together with the Initial Lenders, being collectively referred to as the “Lenders”); provided that, notwithstanding each Initial Lender’s right to syndicate the Facilities and receive commitments with respect thereto, (x) no Initial Lender and no Lead Arranger will syndicate to those banks, financial institutions or other persons separately identified by you to us in writing prior to the date hereof (the “Disqualified Institutions”) and no Disqualified Institutions may become Lenders, and (y) no Initial Lender may assign all or any portion of its commitment hereunder prior to the date on which the Merger is consummated with the proceeds of the initial funding under the Senior Secured Facilities (the “Closing Date”) except (i) to any of its affiliates, provided that any such assignment to an affiliate will not relieve the assignor from any of its obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned and (ii) in connection with the appointment of Additional Commitment Parties in accordance with the immediately preceding paragraph.
          You understand that each of the Facilities will be separately syndicated, and you agree to assist the Lead Arrangers in completing syndications reasonably satisfactory to the Lead Arrangers and you. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing banking relationships and the existing banking relationships of the Sponsors, the Company and your and their subsidiaries, (b) direct contact between your senior management, representatives and advisors, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to ensure such contact between the senior management, representatives and advisors of each of the Sponsors and the Company, on the one hand, and the proposed Lenders, on the other hand), (c) your assistance (including the use of commercially reasonable efforts to cause the Sponsors, the Company and your and their subsidiaries and representatives and advisors to assist) in the preparation of customary Confidential Information Memoranda for the Facilities and other customary marketing materials to be used in connection with the syndication, (d) the hosting, with the Lead Arrangers, of one or more conference calls with or meetings of prospective Lenders and rating agencies at times and locations mutually agreed upon, and (e) your using commercially reasonable efforts to obtain (i) ratings for the Senior Secured Facilities, the PropCo Real Estate Bridge Facility, the Real Estate Financing and the Notes and (ii) corporate credit family ratings for the Borrower. You understand that the Lead Arrangers may decide to commence syndication efforts for the Facilities promptly after the date hereof. Without limiting your obligations to assist with syndication efforts as set forth above, the Initial Lenders (and, if applicable each Additional Commitment Party and its affiliates) agree that completion of such syndications is not a condition to their commitments hereunder. To ensure an orderly and effective syndication of the Facilities, you agree that until the Closing Date of the

Facilities, there shall be no competing offering, placement or arrangement of any debt securities or syndicated bank financing of you, the Company or any of your or its subsidiaries (other than the Transactions and the extension, renewal, replacement, or refinancing of the Company’s existing domestic revolving credit facility which matures in March 2007 so long as any such extension, renewal, replacement, or refinancing does not occur during the Marketing Period (as defined in the Merger Agreement as in effect on the date hereof) or within the five business day period prior thereto and the aggregate principal amount thereof does not exceed $50.0 million) without the prior written consent of the Lead Arrangers if such securities or facilities would have, in the reasonable judgment of the Lead Arrangers, a detrimental effect upon the primary syndication of the Facilities.
          The Lead Arrangers will manage, in consultation with you, all aspects of the syndication, including, without limitation, selection of Lenders (subject to your reasonable consent and excluding Disqualified Institutions), determination of when the Lead Arrangers will approach potential Lenders and the time of acceptance of the Lenders’ commitments, the final allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Lead Arrangers in their syndication efforts, you agree to use your commercially reasonable efforts to prepare and provide promptly to us (and to use commercially reasonable efforts to cause the Sponsors and the Company to provide promptly to us) all information with respect to you, the Company and your and their subsidiaries and the Transactions, including, without limitation, all financial information and projections (the “Projections”), as the Lead Arrangers may reasonably request in connection with the syndication of the Facilities. At the request of the Lead Arrangers, you agree to assist (and to use reasonable efforts to cause the Company to assist) in the preparation of a version of the information package and presentation consisting exclusively of information and documentation that is either publicly available or not material with respect to the Company and its affiliates and any of its securities for purposes of United States federal and state securities laws.
          You hereby represent and warrant that (a) to the best of your knowledge, all written information other than the Projections and information of a general economic or industry nature (the “Information”) that has been or will be made available to any Commitment Party by you, the Company, any of your or their subsidiaries or by any of your or their representatives or affiliates on your or their behalf, is or will be, when furnished, taken as a whole, correct in all material respects and does not or will not, when furnished, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, as supplemented and updated, and (b) the Projections that have been or will be made available to any Commitment Party by you, the Company, any of your or their subsidiaries or by any of your or their representatives or affiliates on your or their behalf, have been and will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made; it being understood that the Projections may vary from actual results and such variations may be material. If at any time prior to the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be, to the best of your knowledge, incorrect in any material respect, you agree to use your commercially reasonable efforts to supplement the Information and the Projections from time to time until the Closing Date such that, to the best of your knowledge, the representations and warranties in the preceding sentence remain true in all material respects. In arranging the Facilities, including the syndications of the Facilities, each of the Commitment Parties will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.
          As consideration for each Initial Lender’s commitment hereunder and each Lead Arranger’s agreement to syndicate the Facilities, you agree to pay (or to cause to be paid) to the Initial Lenders the nonrefundable fees as set forth in the Term Sheets and in the Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”).
          Each Initial Lender’s commitment hereunder and each Lead Arranger’s agreement to perform the services described herein are subject to (a) there not having occurred, since December 31, 2005, any event, development or state of circumstances that has had, individually or in the aggregate, a Material Adverse Effect (as defined below), (b) the execution and delivery of Facilities Documentation consistent with the Term Sheets and (c) the other conditions set forth herein, in the Term Sheets and the other exhibits hereto. For purposes hereof, “Material Adverse Effect” means a “Company Material Adverse Effect” as such term is defined in the Merger Agreement as in effect on the date hereof.
          Notwithstanding anything in this Commitment Letter, the Term Sheets, the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to you, the Company, its subsidiaries and their businesses the making of which shall be a condition to availability of the Facilities on the Closing Date shall be (A) such of the representations made by the Company in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement and (B) the Specified Representations (as defined below) and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions set forth herein and in the Term Sheets are satisfied (it being understood that to the extent any Guarantee or Collateral (other than the Capital Expenditures Account (to the extent maintained with the Administrative Agent) and the pledge and perfection of assets pursuant to which a lien may be perfected by filing of a financing statement under the Uniform Commercial Code) is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of such Guarantee and/or Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed upon). For purposes hereof, “Specified Representations” means the representations and warranties of the Company and its subsidiaries set forth in the Term Sheets relating to corporate power and authority, due authorization, execution and delivery of the Facilities Documentation, enforceability of the Facilities Documentation, Federal Reserve margin regulations, the Investment Company Act, subject to the parenthetical contained in clause (ii) of the immediately preceding sentence, the perfection and priority of the security interests granted in the Collateral and, if applicable, status of each of the Facilities as senior debt.
          You agree (a) to indemnify and hold harmless each Commitment Party, its affiliates and their officers, directors, employees, agents and controlling persons (collectively, the “indemnified persons”), from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Sheets, the Transactions, the Facilities or any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) relating to any of the foregoing, regardless of whether any such indemnified person is a party thereto or whether a Proceeding is brought by a third party or by you or any of your affiliates, and to reimburse each such indemnified person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they have resulted from the willful misconduct, bad faith or gross negligence of, or breach of this Commitment Letter or the Facilities Documentation by, such indemnified person or any of its affiliates and related parties; and (b) if the Closing Date occurs, to reimburse each Commitment Party from time to time for all reasonable out-of-pocket expenses (including, without limitation, expenses of each Commitment Party’s due diligence investigation, consultants’ fees (to the extent any such consultant has been retained with your prior consent), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel identified in the Term Sheets and up to one local counsel in each material jurisdiction) incurred in connection with the Facilities and the preparation of this Commitment Letter, the Term Sheets, the Fee Letter, the Facilities Documentation and any security arrangements in connection therewith; provided that certain fees and expenses shall be payable in accordance with the terms set forth in the PropCo Real Estate Bridge Facility Term Sheet in the event that the Closing Date does not occur. Notwithstanding any other provision of this Commitment Letter, no indemnified person shall be liable for any damages arising from (i) the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages have resulted from the willful misconduct, bad faith or gross negligence of any indemnified person or any of its affiliates or related parties or (ii) for any special, indirect, consequential or punitive damages in connection with its activities related to the Facilities.
          You shall not be liable for any settlement of any Proceedings effected without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final judgment for the plaintiff in any such Proceedings, you agree to indemnify and hold harmless each indemnified person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the preceding paragraph. Notwithstanding the immediately preceding sentence, if at any time an indemnified person shall have requested that you reimburse such indemnified person for legal or other expenses in connection with investigating, responding to or defending any Proceedings, you shall be liable for any settlement of any Proceedings effected without your written consent if (a) such settlement is entered into more than 30 days after receipt by you of such request for reimbursement and (b) you shall not have reimbursed such indemnified person in accordance with such request prior to the date of such settlement. You shall not, without the prior written consent of an indemnified person (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such indemnified person unless (i) such settlement includes an unconditional release of such indemnified person in form and substance reasonably satisfactory to such indemnified person from all liability on claims that are the subject matter of such Proceedings and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified person.
          None of the Commitment Parties and their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or any of their other relationships with you in connection with the performance by them and their affiliates of services for other companies, and none of the Commitment Parties and their affiliates will furnish any such information to other companies. You also acknowledge that none of the Commitment Parties and their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Company or your or its subsidiaries, confidential information obtained by the Commitment Parties and their affiliates from other companies. This Commitment Letter and the Fee Letter are not intended to create a fiduciary relationship among the parties hereto or thereto.
          This Commitment Letter and the commitments hereunder shall not be assignable by you (except to your affiliates in connection with the Merger) without the prior written consent of the Commitment Parties, and any attempted assignment without such consent shall be void. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Commitment Letter. This Commitment Letter (including the exhibits hereto) and the Fee Letter, are the only agreements that have been entered into among the parties hereto with respect to the Facilities and set forth the entire understanding of the parties hereto with respect thereto. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. The Commitment Parties may perform the duties and activities described hereunder through any of their affiliates and the provisions of the third preceding paragraph shall apply with equal force and effect to any of such affiliates so performing any such duties or activities. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.
          You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or Federal court sitting in the County of New York over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter, the Term Sheets, the other exhibits hereto or the Fee Letter or the performance of services hereunder or thereunder. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. You hereby irrevocably agree to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the Transactions, this Commitment Letter, the Term

Sheets, the other exhibits hereto or the Fee Letter or the performance of services hereunder or thereunder.
          We hereby notify you that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”)), each of us and each of the Lenders may be required to obtain, verify and record information that identifies you and the Company, which information may include your and their names and addresses and other information that will allow each of us and the Lenders to identify you or the Company in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for each of us and the Lenders.
          You agree that you will not disclose, directly or indirectly, this Commitment Letter, the Term Sheets, the Fee Letter, the contents of any of the foregoing or the activities of any Commitment Party pursuant hereto or thereto to any person without our prior written approval, except that you may disclose (a) the Commitment Letter, the Term Sheets, the Fee Letter and the contents hereof and thereof (i) to the Sponsors and to your and the Sponsors’ officers, directors, agents, employees, affiliates, members, partners, stockholders, agents, attorneys, accountants and advisors directly involved in the consideration of this matter on a confidential and need-to-know basis and (ii) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof to the extent permitted to do so), (b) this Commitment Letter, the Term Sheets and the contents hereof and thereof (and, after your acceptance of the terms hereof and of the Fee Letter, and return of executed signature pages hereto and thereto, the Fee Letter and the contents thereof) to the Company and its officers, directors, employees, attorneys, accountants and advisors (except as to any fees referred to in the Fee Letter), in each case in connection with the Transactions and on a confidential and need-to-know basis, (c) the existence and contents of the Term Sheets to any rating agency in connection with the Transactions and (d) to the extent required by applicable law, the existence and contents of this Commitment Letter and the Term Sheets in any public filing or in any prospectus, offering memorandum or offering circular in connection with the Merger or the financing thereof; provided that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and the contents thereof) after the Facilities Documentation shall have been executed and delivered by the parties thereto.
          The reimbursement, indemnification, jurisdiction, governing law and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether the Facilities Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) titles awarded in connection with the Facilities and assistance to be provided in connection with the syndication thereof and (b) confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Facilities Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate the Initial Lenders’ commitments hereunder at any time subject to the provisions of the preceding sentence.
          Please indicate your acceptance of the terms hereof and of the Fee Letter by signing in the appropriate space below and in the Fee Letter, and returning to either DBNY or

          DBSI on behalf of the Commitment Parties the enclosed duplicate originals (or facsimiles or electronic copies) of this Commitment Letter and the Fee Letter, in each case not later than 5:00 p.m., New York City time, on November 10, 2006, failing which the Initial Lenders’ commitments hereunder will expire at such time. In the event that the initial borrowing under the Facilities does not occur on or before April 30, 2007 then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our discretion, agree to an extension.
* * *

          We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours, DEUTSCHE BANK AG NEW YORK BRANCH
By	/s/ Victoria Floyd
	Name:	Victoria Floyd
	Title:	Managing Director

By	/s/ Stephen Cayer
	Name:	Stephen Cayer
	Title:	Director

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH
By	/s/ Victoria Floyd
	Name:	Victoria Floyd
	Title:	Managing Director

By	/s/ Stephen Cayer
	Name:	Stephen Cayer
	Title:	Director

DEUTSCHE BANK SECURITIES INC.
By	/s/ Edwin E. Roland
	Name:	Edwin Roland
	Title:	Managing Director

By	/s/ Eric L. Klar
	Name:	Eric L. Klar
	Title:	Director

BANK OF AMERICA, N.A
By	/s/ Bradford Jones
	Name:	Bradford Jones
	Title:	Managing Director

BANC OF AMERICA BRIDGE LLC
By	/s/ Bradford Jones
	Name:	Bradford Jones
	Title:	Managing Director

BANC OF AMERICA SECURITIES LLC
By	/s/ Bradford Jones
	Name:	Bradford Jones
	Title:	Managing Director

Accepted and agreed to as of the date first written above: KANGAROO ACQUISITION, INC.
By	/s/ Phillip Loughlin
	Name:	Phillip Loughlin
	Title:	Vice President